List of Subsidiaries

Industries International Incorporated, incorporated in Nevada, the United States of America

Broad Faith Limited, incorporated in the British Virgin Islands, 100% owned by Industries International Incorporated

Shenzhen Kexuntong Industrial Limited, incorporated in Shenzhen China, 95% owned by Broad Faith Limited

Shenzhen Wonderland Communication Science & Technology Company, Limited, incorporated in Shenzhen, China, 68.73% owned by Shenzhen Kexuntong Industrial Limited

Li Sun Power International Limited, incorporated in British Virgin Islands, 100% owned by Industries International Incorporated

Wuhan Lixing Power Sources Company Limited, incorporated in Wuhan, China, 72.84% owned by Li Sun Power International Limited

Wuhan Lixing (Torch) Power Sources Company, Limited, (Joint Venture with HSBC) incorporated in Wuhan China, 70.7% owned by Wuhan Lixing Power Sources Company Limited